Exhibit 10.1

AMENDED AND RESTATED

TAX MATTERS AGREEMENT

By and between

VINCO VENTURES, INC.

and

CRYPTYDE, INC.

Dated as of June 7, 2022

THIS AMENDED AND RESTATED TAX MATTERS AGREEMENT (this “Agreement”), effective as of May 5, 2022, is entered into as of June 7, 2022, by and between Vinco Ventures, Inc., a Nevada corporation (“Vinco”), and Cryptyde, Inc., a Delaware corporation and wholly owned subsidiary of Vinco (“Cryptyde”). Each of Vinco and Cryptyde is sometimes referred to herein as a “Party” and, collectively, as the “Parties.”

WHEREAS, the Parties have entered into that certain Tax Matters Agreement dated on May 5, 2022 (the “Original Agreement”); and

WHEREAS, the Parties enter into this Agreement to amend, restate, supersede, and replace the Original Agreement in its entirety, upon the terms and conditions set forth herein.

WHEREAS, pursuant to the Separation and Distribution Agreement, dated as of May 5, 2022, by and between Vinco and Cryptyde (the “Separation Agreement”), Vinco agreed, among other things, to contribute certain assets to Cryptyde (the “Contribution”) and to distribute all of the outstanding stock of Cryptyde to Vinco’s stockholders (the “Distribution”);

WHEREAS, prior to consummation of the Distribution, Vinco was in “control” of Cryptyde (within the meaning of Section 368(c) of the Code);

WHEREAS, the Parties intend that, for federal income Tax purposes, the Contribution and the Distribution qualify as a reorganization within the meaning of Section 368(a)(1)(D) of the Code and a distribution to which Section 355 of the Code applies and this Agreement and any related agreement constitute a “plan of reorganization” within the meaning of Section 368 of the Code;

WHEREAS, the obligation of Vinco to consummate the Contribution and Distribution is conditioned, among other things, upon the receipt of a tax opinion from the Tax Advisor that the Contribution and the Distribution should qualify as a reorganization within the meaning of Section 368(a)(1)(D) of the Code and a distribution to which Section 355 of the Code applies (the “Tax Opinion”); and

WHEREAS, the Parties wish to (a) provide for the payment of Tax liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in the filing of Tax Returns, and provide for certain other matters relating to Taxes, and (b) set forth certain covenants and indemnities relating to the preservation of the intended Tax treatment of the Contribution and the Distribution.

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NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, each of the Parties mutually covenants and agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.01. General. As used in this Agreement, the following terms have the following meanings:

“Affiliated Group” means an affiliated group of corporations within the meaning of Section 1504(a) of the Code, or any other group filing consolidated, combined, or unitary Tax Returns under state, local or foreign law.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Tax Return” means a Tax Return filed in respect of federal, state, local or foreign income Taxes for an Affiliated Group, or any other affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Code).

“Contribution” has the meaning set forth in the recitals to this Agreement.

“Cryptyde” has the meaning set forth in the preamble to this Agreement.

“Cryptyde Group” has the meaning set forth in the Separation Agreement.

“Distribution” has the meaning set forth in the recitals to this Agreement.

“Distribution Date” means the date on which the Distribution occurs.

“Effective Time” means the time at which the Distribution becomes effective.

“Final Determination” means the final resolution of liability for any Tax for any taxable period, by or as a result of: (i) a final decision, judgment, decree, or other order by any court of competent jurisdiction that can no longer be appealed; (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or a comparable agreement under the laws of other jurisdictions, that resolves the entire Tax liability for any taxable period; or (iii) any other final resolution, including by reason of the expiration of the applicable statute of limitations or the execution of a pre-filing agreement with the IRS or other Tax Authority.

“Indemnified Party” means the Party that is entitled to seek indemnification from the other Party pursuant to the provisions of Section 2.01.

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“Indemnifying Party” means the Party from which the other Party is entitled to seek indemnification pursuant to the provisions of Section 2.01.

“IRS” means the Internal Revenue Service or any successor thereto, including its agents, representatives, and attorneys.

“Party” has the meaning set forth in the preamble to this Agreement.

“Person” has the meaning set forth in Section 7701(a)(1) of the Code.

“Post-Distribution Period” means any taxable period (or portion thereof) beginning after the Distribution Date.

“Pre-Distribution Period” means any taxable period (or portion thereof) ending on or before the Distribution Date.

“Separation Agreement” has the meaning set forth in the recitals to this Agreement.

“Spin-Off Businesses” means Cryptyde’s businesses relating to packaging, Bitcoin mining services, and Web3 products.

“Tax” means (i) all taxes, charges, fees, duties, levies, imposts, or other similar assessments, imposed by any federal, state or local or foreign governmental authority, including income, gross receipts, excise, property, sales, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added, real property transfer, intangible, recordation, registration, documentary, stamp, and other taxes of any kind whatsoever, and (ii) any interest, penalties, or additions attributable thereto.

“Tax Advisor” means Seward & Kissel LLP.

“Tax Arbiter” has the meaning set forth in Section 5.08.

“Tax Attributes” means net operating losses, capital losses, investment tax credit carryovers, earnings and profits, foreign tax credit carryovers, overall foreign losses, previously taxed income, separate limitation losses, deductions, credits or other comparable items, and assets basis that could affect a Tax liability for a past or future taxable period.

“Tax Authority” means any governmental authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection, or imposition of any Tax (including the IRS).

“Tax Matter” has the meaning set forth in Section 4.01.

“Tax Notice” has the meaning set forth in Section 2.06.

“Tax Opinion” has the meaning set forth in the recitals to this Agreement.

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“Tax Opinion Documents” means the Tax Opinion and the information and representations provided by, or on behalf of, Vinco or Cryptyde to the Tax Advisor in connection therewith.

“Tax Return” means any return, report, certificate, form, or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, or declaration of estimated Tax) supplied or required to be supplied to, or filed with, a Tax Authority in connection with the payment, determination, assessment or collection of any Tax or the administration of any laws relating to any Tax and any amended Tax return or claim for refund.

“Tax-Free Status of the Transactions” means the qualification of the Contribution and the Distribution as a reorganization within the meaning of Section 368(a)(1)(D) of the Code and a distribution with respect to which gain or loss is not recognized by Vinco, Cryptyde, or their respective shareholders pursuant to Section 355 of the Code.

“Transaction Documents” means this Agreement and the Separation Agreement.

“Transfer Taxes” means all sales, use, transfer, real property transfer, intangible, recordation, registration, documentary, stamp, or similar Taxes imposed on the Contribution or the Distribution.

“Treasury Regulations” means the final and temporary (but not proposed) income Tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Vinco” has the meaning set forth in the preamble to this Agreement.

“Vinco Group” has the meaning set forth in the Separation Agreement.

Section 1.02. Additional Definitions. Capitalized terms used but not defined in this Agreement have the meaning ascribed to them in the Separation Agreement.

ARTICLE II

ALLOCATION, PAYMENT AND INDEMNIFICATION

Section 2.01. Responsibility for Taxes; Indemnification.

(a) Cryptyde shall be responsible for and shall pay, and shall indemnify and hold harmless Vinco for, (i) any of its taxes for all periods prior to and after the Distribution and (ii) any taxes of the Vinco Group for periods prior to the Distribution to the extent attributable to the Spin-Off Businesses.

(b) Vinco shall be responsible for and shall pay, and shall indemnify and hold harmless Cryptyde for, any of the taxes of the Vinco group other than taxes for which Cryptyde is responsible.

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(c) If the Indemnifying Party is required to indemnify the Indemnified Party pursuant to this Section 2.01, the Indemnified Party shall submit its calculations of the amount required to be paid pursuant to this Section 2.01, showing such calculations in sufficient detail so as to permit the Indemnifying Party to understand the calculations. Subject to the following sentence, the Indemnifying Party shall pay to the Indemnified Party, no later than twenty (20) days after the Indemnifying Party receives the Indemnified Party’s calculations, the amount that the Indemnifying Party is required to pay the Indemnified Party under this Section 2.01. If the Indemnifying Party disagrees with such calculations, it must notify the Indemnified Party of its disagreement in writing within fifteen (15) days of receiving such calculations.

(d) For all Tax purposes, Vinco and Cryptyde agree to treat (i) any payment required by this Agreement (other than payments with respect to interest accruing after the Effective Time) as either a contribution by Vinco to Cryptyde or a distribution by Cryptyde to Vinco as the case may be, occurring immediately prior to the Effective Time, and (ii) any payment of interest or nonfederal Taxes by or to a Tax Authority as taxable or deductible, as the case may be, to the party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise mandated by applicable law.

(e) The amount of any indemnification payment pursuant to this Section 2.01 shall be reduced by the amount of any reduction in Taxes actually realized by the Indemnified Party by the end of the taxable year in which the indemnity payment is made, and shall be increased if and to the extent necessary to ensure that, after all required Taxes on the indemnity payment are paid (including Taxes applicable to any increases in the indemnity payment under this Section 2.01(e)), the Indemnified Party receives the amount it would have received if the indemnity payment was not taxable.

Section 2.02. Determination of Taxes Attributable to the Spin-Off Businesses.

(a) For purposes of Section 2.01(a)(ii), the amount of Taxes attributable to the Spin-Off Businesses shall be determined by Cryptyde on a pro forma Combined Tax Return of Vinco Group prepared: (i) assuming that the members of the Vinco Group were not included in the group that filed the relevant Combined Tax Return; (ii) including only Tax items of members of the Vinco Group that were included in the relevant Combined Tax Return; (iii) using all elections, accounting methods, and conventions used on the relevant Combined Tax Return for such period; (iv) applying the highest statutory marginal corporate income Tax rate in effect for the relevant taxable period; (v) assuming that the Vinco Group elects not to carry back any net operating losses; and (vi) assuming that the Vinco Group’s utilization of any Tax Attribute carryforward or carryback is limited to the Tax Attributes of the Vinco Group that would be available if the Tax liability of Vinco for each prior taxable year were determined in accordance with this Section 2.02.

(b) The Parties shall cooperate in good faith in order to jointly determine the allocation of items of income and expense and intercompany eliminations for purposes of preparing the pro forma Combined Tax Return of Vinco pursuant to Section 2.02(a).

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Section 2.03. Payment of Sales, Use or Similar Taxes. Transfer Taxes shall be borne fifty percent (50%) by Cryptyde and fifty percent (50%) by Vinco. Notwithstanding anything in this Section 2.03 to the contrary, the Party required by applicable law shall remit payment for any Transfer Taxes and duly and timely file any related Tax Returns, subject to any indemnification rights it may have against the other Party, which shall be paid in accordance with Section 2.01(c). The Parties shall cooperate in: (i) determining the amount of such Taxes; (ii) providing all available exemption certificates; and (iii) preparing and timely filing any and all required Tax Returns for or with respect to such Taxes with any and all appropriate Tax Authorities.

Section 2.04. Treatment of Equity Awards.

(a) To the extent permitted by law, income Tax deductions with respect to the issuance, exercise, vesting or settlement after the Distribution Date of any Cryptyde equity awards or Vinco equity awards shall be claimed: (i) in the case of an active officer or employee, solely by the group that employs such officer or employee at the time of such issuance, exercise, vesting, or settlement, as applicable; (ii) in the case of a former officer or employee, solely by the group that was the last to employ such former officer or employee; and (iii) in the case of a director or former director (who is not an officer or employee or former officer or employee of a member of either group), (A) solely by the Cryptyde Group if such person was, at any time before or after the Distribution, a director of any member of the Cryptyde Group, and (B) in any other case, solely by the Vinco Group.

(b) If, notwithstanding clause (a), the Vinco Group actually utilizes any deductions for a taxable period ending after the Distribution Date with respect to (i) the issuance, exercise, vesting or settlement after the Distribution Date of any Cryptyde equity awards, or (ii) any liability with respect to compensation required to be paid or satisfied by, or otherwise allocated to, any member of the Cryptyde Group in accordance with any Transaction Document, Vinco shall promptly remit an amount equal to the overall net reduction in actual cash Taxes paid by the Vinco Group (determined on a “with and without” basis) resulting from the event giving rise to such deduction in the year of such event. If a Tax Authority subsequently reduces or disallows the use of such a deduction by the Vinco Group, Cryptyde shall return an amount equal to the overall net increase in Tax liability of the Vinco Group owing to the Tax Authority to the remitting party.

(c) For any taxable period (or portion thereof), except as Cryptyde may at any time determine in its reasonable discretion, Cryptyde shall satisfy, or shall cause to be satisfied, all applicable withholding and reporting responsibilities (including all income, payroll, or other Tax reporting related to income to any current or former employees) with respect to the issuance, exercise, vesting or settlement of Cryptyde equity awards that settle with or with respect to stock of Cryptyde.

(d) For any taxable period (or portion thereof), Vinco shall satisfy, or shall cause to be satisfied, all applicable withholding and reporting responsibilities (including all income, payroll, or other Tax reporting related to income to any current or former employees) with respect to the exercise, vesting or settlement of Vinco equity awards that settle with or with respect to stock of Vinco. Cryptyde and Vinco acknowledge and agree that the Parties shall cooperate with each other and with third-party providers to effectuate withholding and remittance of Taxes, as well as required Tax reporting, in a timely manner.

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Section 2.05. Tax Refunds. Cryptyde shall be entitled to any refund (and any interest thereon received from the applicable Tax Authority) of Taxes for which Cryptyde is responsible for hereunder, Vinco shall be entitled to any refund (and any interest thereon received from the applicable Tax Authority) of Taxes for which Vinco is responsible for hereunder, and a Party receiving a refund to which the other Party is entitled hereunder shall pay over such refund to such other Party within twenty (20) days after such refund is received.

Section 2.06. Audits and Proceedings.

(a) Notwithstanding any other provision hereof, if after the Distribution Date, an Indemnified Party receives any notice, letter, correspondence, claim, or decree from any Tax Authority (a “Tax Notice”) and, upon receipt of such Tax Notice, believes it has suffered or potentially could suffer any Tax liability for which it is indemnified pursuant to Section 2.01, the Indemnified Party shall deliver such Tax Notice to the Indemnifying Party within ten (10) days of the receipt of such Tax Notice; provided, however, that the failure of the Indemnified Party to provide the Tax Notice to the Indemnifying Party shall not affect the indemnification rights of the Indemnified Party pursuant to Section 2.01, except to the extent that the Indemnifying Party is prejudiced by the Indemnified Party’s failure to deliver such Tax Notice. If the Indemnifying Party fails within a reasonable time after notice to defend any such Tax Notice or the resulting audit or proceeding as provided herein, the Indemnifying Party shall be bound by the results obtained by the Indemnified Party in connection therewith. The Indemnifying Party shall pay to the Indemnified Party the amount of any Tax liability within fifteen (15) days after a Final Determination of such Tax liability.

(b) If after the Distribution Date, Cryptyde or Vinco receive a Tax Notice that could have an impact on the other Party, Cryptyde or Vinco, as applicable, shall deliver such Tax Notice to the other Party within ten (10) days of the receipt of such Tax Notice.

Section 2.07. Carryforwards and Carrybacks.

(a) Cryptyde shall notify Vinco after the Distribution Date of any consolidated carryover item which may be partially or totally attributed to and carried over by Vinco or a member of its Affiliated Group and will notify Vinco of subsequent adjustments which may affect such carryover item.

(b) To the extent permitted by applicable law, Vinco shall not carry back any federal income Tax item to any Pre-Distribution Period.

Section 2.08. Tax Attributes. Tax Attributes arising in a Pre-Distribution Period shall be allocated to the Cryptyde Group and the Vinco Group in accordance with the Code and Treasury Regulations. The Parties shall jointly determine the allocation of such Tax Attributes arising in Pre-Distribution Periods as soon as reasonably practicable following the Distribution Date, and hereby agree to compute all Taxes for Post-Distribution Periods consistently with that determination unless otherwise required by a Final Determination.

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Section 2.09. Section 336(e) Election.

(a) Pursuant to Treasury Regulations Sections 1.336-2(h) and (j), Cryptyde and Vinco agree that Vinco shall make a timely protective election under Section 336(e) of the Code and the Treasury Regulations issued thereunder with respect to the Distribution for each member of the Vinco Group that is a domestic corporation for federal income Tax purposes.

(b) In the event that an election contemplated in Section 2.9(a) is made and becomes effective, then the Parties shall share in any Tax benefit derived as a result of such election in accordance with the Parties’ relative responsibility for such Taxes under this Article II, and payments shall be made between the Parties, if necessary.

(c) The Parties shall cooperate in good faith in order to determine whether to make any elections contemplated in Section 2.09(a) and in the timely completion of such elections, if any.

ARTICLE III

TAX-FREE STATUS OF THE TRANSACTIONS

Section 3.01. Representations and Warranties.

(a) Vinco. Vinco hereby represents and warrants or covenants and agrees, as appropriate, that the facts presented and the representations made in the Vinco Tax Representation Letter are, or will be from the time presented or made through and including the Effective Time and thereafter, true, correct, and complete in all respects.

(b) Cryptyde. Cryptyde hereby represents and warrants or covenants and agrees, as appropriate, that the facts presented and the representations made in the Cryptyde Tax Representation Letter and any other materials (including the Revenue Procedure 96-30 checklist) delivered or deliverable by Cryptyde in connection with the rendering by the Tax Advisor of the Tax Opinion are, or will be from the time presented or made through and including the Effective Time and thereafter, true, correct, and complete in all respects.

(c) No Contrary Knowledge. Each of Cryptyde and Vinco represents and warrants that it knows of no fact that may cause the Tax treatment of the Contribution or the Distribution to be other than the Tax-Free Status of the Transactions.

Section 3.02. Covenants.

(a) Preservation of Tax-Free Status. Neither Cryptyde nor Vinco shall take or fail to take any action within its control that would negate the Tax-Free Status of the Transactions.

(b) Tax Reporting. Each of Cryptyde and Vinco covenants and agrees that it will not take any position on any Tax Return that is inconsistent with the Tax-Free Status of the Transactions.

(c) Actions Consistent with Representations and Covenants. Neither Cryptyde nor Vinco shall take any action, or to fail to take any action, which action or failure would be inconsistent with or cause to be untrue any material information, covenant, or representation in this Agreement, the Separation Agreement, or the Tax Opinion Documents.

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(d) Plan or Series of Related Transactions. For a period of two (2) years from the Distribution Date, none of Cryptyde, its affiliates, or any of their respective officers, directors or authorized agents will enter into any agreement, understanding or arrangement, or any substantial negotiations with respect to any transaction or series of transactions, including any issuance or transfer of an option (within the meaning of Section 355(e) of the Code), that is for purposes of Section 355(e) of the Code and the Treasury Regulations thereunder (including, for purposes of this Section 3.02(d), any proposed income tax regulations to the extent no final or temporary income tax regulations have been issued that supersede such proposed regulations), part of a plan or series of related transactions with the Distribution pursuant to which one or more Persons acquire, directly or indirectly, stock possessing fifty percent (50%) or more of the total combined voting power or value of all classes of stock of Cryptyde.

(e) During the two-year period following the Distribution Date:

(i) Cryptyde shall (A) maintain its status as a company engaged in an active trade or business for purposes of Section 355(b)(2) of the Code, and (B) not engage in any transaction that would result in it ceasing to be a company engaged in an active trade or business for purposes of Section 355(b)(2) of the Code.

(ii) Cryptyde shall not, and shall not agree to, liquidate or merge, consolidate, or amalgamate with any other Person.

(iii) Cryptyde shall not take any action that could reasonably be expected to cause the Transfer and Distribution to fail to qualify as tax-free transactions for U.S. federal income tax purposes.

ARTICLE IV

COOPERATION

Section 4.01. General Cooperation. The Parties shall each cooperate fully with all reasonable requests in writing from the other Party, or from an agent, representative or advisor to such Party, in connection with the preparation and filing of Tax Returns, claims for Tax refunds, Tax proceedings, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of any of the Parties covered by this Agreement and the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”). Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter and shall include, at each Party’s own cost:

(a) the provision of any Tax Returns of the Parties, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Tax Authorities;

(b) the execution of any document (including any power of attorney) in connection with any Tax proceedings of any of the Parties, or the filing of a Tax Return or a Tax refund claim of the Parties;

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(c) the use of the Party’s reasonable best efforts to obtain any documentation in connection with a Tax Matter; and

(d) the use of the Party’s reasonable best efforts to obtain any Tax Returns (including accompanying schedules, related work papers, and documents), documents, books, records or other information in connection with the filing of any Tax Returns of any of the Parties.

Each Party shall make its employees, advisors, and facilities available, without charge, on a reasonable and mutually convenient basis in connection with the foregoing matters.

Section 4.02. Retention of Records. Cryptyde and Vinco shall retain or cause to be retained all Tax Returns, schedules and workpapers, and all material records or other documents relating thereto in their possession, until sixty (60) days after the expiration of the applicable statute of limitations (including any waivers or extensions thereof) of the taxable periods to which such Tax Returns and other documents relate or until the expiration of any additional period that any Party reasonably requests, in writing, with respect to specific material records or documents. A Party intending to destroy any material records or documents required to be retained pursuant to this Section 4.02 shall provide the other Party with reasonable advance notice and the opportunity to copy or take possession of such records and documents. The Parties hereto will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.

ARTICLE V

MISCELLANEOUS

Section 5.01. Tax Sharing Agreements. All Tax sharing, indemnification and similar agreements, written or unwritten, as between Cryptyde, on the one hand, and Vinco, on the other (other than this Agreement and any other Transaction Document), shall be or shall have been terminated no later than the Effective Time and, after the Effective Time, neither Cryptyde nor Vinco shall have any further rights or obligations under any such Tax sharing, indemnification or similar agreement.

Section 5.02. Interest on Late Payments. With respect to any payment between the Parties pursuant to this Agreement not made by the due date set forth in this Agreement for such payment, the outstanding amount will accrue interest at a rate per annum equal to the rate in effect for underpayments under Section 6621 of the Code from such due date to and including the payment date.

Section 5.03. Survival of Covenants. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms; provided, however, that the representations and warranties and all indemnification for Taxes shall survive until sixty (60) days following the expiration of the applicable statute of limitations (taking into account all extensions thereof), if any, of the Tax that gave rise to the indemnification; provided, further, that, in the event that notice for indemnification has been given within the applicable survival period, such indemnification shall survive until such time as such claim is finally resolved.

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Section 5.04. Termination. Notwithstanding any provision to the contrary, this Agreement may be terminated and the Distribution abandoned at any time prior to the Effective Time by either Party in its sole discretion without the prior approval of the other Party. In the event of such termination, this Agreement shall become void and no party, or any of its officers and directors, shall have any liability to any Person by reason of this Agreement. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties to this Agreement.

Section 5.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any law or as a matter of public policy, all other conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 5.06. Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement constitutes the entire agreement of the Parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the Parties hereto with respect to the subject matter of this Agreement.

Section 5.07. Effective Date. This Agreement shall become effective only upon the occurrence of the Distribution.

Section 5.08. Dispute Resolution. In the event of any dispute relating to this Agreement, the Parties shall work together in good faith to resolve such dispute within thirty (30) days. In the event that such dispute is not resolved, upon written notice by a Party after such thirty (30)-day period, the matter shall be referred to a Tax counsel or other tax advisor of recognized national standing (the “Tax Arbiter”) that will be jointly chosen by Cryptyde and Vinco. The Tax Arbiter may, in its discretion, obtain the services of any third party necessary to assist it in resolving the dispute. The Tax Arbiter shall furnish written notice to the parties to the dispute of its resolution of the dispute as soon as practicable, but in any event no later than ninety (90) days after acceptance of the matter for resolution. Any such resolution by the Tax Arbiter shall be binding on the Parties, and the Parties shall take, or cause to be taken, any action necessary to implement such resolution. All fees and expenses of the Tax Arbiter shall be shared equally by the Parties.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly by their respective authorized officers as of the date first above written.

VINCO VENTURES, INC.

By:	Philip Jones

/s/ Vinco Ventures, Inc.

CRYPTYDE, INC.

By:	Brian McFadden

/s/ Cryptyde, Inc.

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